EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

HISTORICAL AUTOGRAPHS U.S.A., INC.,

HAUSA ACQUISITION, INC.

AND

ARBIOS TECHNOLOGIES, INC.

Exhibit	A - Certificate of Merger (Delaware) and Articles of Merger (Nevada)
Exhibit	B - Escrow Agreement
Exhibit	C - Investment Letter

i

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 20th day of October, 2003, by and among Historical Autographs U.S.A., Inc., a Nevada corporation (hereinafter “HAUSA”); HAUSA Acquisition, Inc., a newly-formed Nevada corporation (hereinafter “HAUSA Sub”); Raymond J. Kuh and Cindy K. Swank, the principal stockholders and founders of HAUSA (hereinafter the “Founders”); and Arbios Technologies, Inc., a Delaware corporation (hereinafter “Arbios”).

RECITALS

WHEREAS, HAUSA desires to acquire Arbios as a wholly-owned subsidiary and to issue shares of HAUSA common stock to the stockholders of Arbios upon the terms and conditions set forth herein. HAUSA Sub is a wholly-owned subsidiary corporation of HAUSA that shall be merged into Arbios, whereupon Arbios shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of HAUSA (HAUSA Sub and Arbios are sometimes collectively hereinafter referred to as the “Constituent Corporations”).

WHEREAS, the boards of directors of HAUSA and Arbios, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that HAUSA Sub merge with and into Arbios pursuant to this Agreement and the Delaware Certificate of Merger/Nevada Articles of Merger (both in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

WHEREAS, HAUSA Sub has an authorized capitalization consisting of 30,000,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by HAUSA as of the closing of the Merger;

WHEREAS, Arbios has an authorized capitalization consisting of 15,000,000 shares of common stock, $.00001 par value (“Arbios Common Stock”), of which, 6,848,780 shares are currently issued and outstanding, as of the date hereof; and 5,000,000 authorized shares of preferred stock, $.00001 par value (“Preferred Stock”), of which 681,818 shares are currently issued and outstanding.

WHEREAS, prior to the closing of the Merger, Arbios will exchange all of its currently outstanding shares of Preferred Stock for additional shares of Arbios Common Stock so that the total number of shares of Arbios Common Stock outstanding immediately prior to the Merger will be 7,530,598 shares and that no shares of its Preferred Stock will be outstanding.

WHEREAS, immediately prior to the closing of the Merger, Arbios will issue “Units” (consisting of additional shares of Arbios Common Stock and warrants to purchase Arbios Common Stock) to (i) the subscribers who agreed to purchase $2,310,000 of Units in September 2003, (ii) the holders of Arbios’ subordinated convertible promissory notes (having a principal balance of $400,000) who have agreed to convert their subordinated convertible promissory notes into additional Units, and (iii) the accredited investors who subscribe for the Units currently being offered to accredited investors in a private placement. All of the foregoing additional shares of Arbios Common Stock and common stock purchase warrants will be issued and will be outstanding prior to the Merger, and will be exchanged for HAUSA common stock and HAUSA common stock purchase warrants in the Merger in the same manner as all other currently outstanding shares of Arbios Common Stock and warrants are exchanged.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties to this Agreement do hereby agree that HAUSA Sub shall be merged with and into Arbios upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, HAUSA Sub shall be merged with and into Arbios as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). Arbios shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of HAUSA Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Certificate of Incorporation and the By-laws of Arbios, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the

Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Events Occurring Immediately Prior to the Closing.

Immediately prior to the Merger becoming effective under Delaware law, and on the day of such effectiveness, Arbios shall (i) close a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of 2,310,000 Units, each “Unit” to consist of one share of Arbios Common Stock and one common stock purchase warrant, (ii) convert $400,000 of currently outstanding convertible promissory notes into Units (at a price of $1.00 per Unit), and (iii) issue up to 1,700,000 additional Units to subscribers in the current private placement in which Arbios is offering to sell up to 1,700,000 additional Units (at a price of $1.00 per Unit). The stock purchase warrants will be exercisable at $2.50 per share for three years, and will be callable at $0.01 per warrant if the common stock trades for 20 consecutive trading days at an average closing sales price of $4.00 or more. All of the shares of Arbios Common Stock issued as part of the foregoing Units pursuant to this Section 2(b) shall be included in the shares of Arbios that are outstanding at the time of the Merger and will be converted/exchanged in the Merger accordance with Section 2(c)(1) below, and all warrants issued as part of these Units will be exchanged for warrants to purchase HAUSA common stock in accordance with Section 2(d)(1) below.

(c) Conversion of Securities.

As of the Effective Date and without any action on the part of HAUSA, HAUSA Sub, Arbios or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of Arbios Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of HAUSA Common Stock. All such shares of Arbios Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of HAUSA Common Stock, respectively, into which such shares of Arbios Common Stock were converted. The holders of such certificates previously evidencing shares of Arbios Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Arbios Common Stock except as otherwise provided herein or by law;

(2) Any shares of Arbios capital stock held in the treasury of Arbios immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3) Each share of capital stock of HAUSA Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by HAUSA;

(4) The 1,220,000 shares of HAUSA Common Stock issued and outstanding immediately prior to the Merger (the number of outstanding shares reflecting the two-for-one stock split or stock dividend referred to in Section 7(e) below) will remain outstanding after the Merger.

(d) Other Matters.

(1) Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Arbios Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of Arbios Common Stock subject to an Arbios option or warrant) one (1) share of HAUSA Common Stock at a price equal to the exercise price in effect immediately prior to the Merger. All other terms and conditions of each Arbios option or warrant shall remain the same.

(2) At the Closing, the number of directors of HAUSA will be increased to six. The then existing two directors of HAUSA shall then nominate and elect to the Board of Directors of HAUSA the six persons designated by Arbios, and all of the persons serving as directors and officers of HAUSA immediately prior to the Closing shall thereafter resign from all of their positions with HAUSA, effective immediately after the Closing.

(3) Upon the effectiveness of the Merger, HAUSA shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between Arbios and (i) the subscribers who have agreed to purchase $2,310,000 of Units in September 2003, (ii) those holders of Arbios’ subordinated convertible promissory notes (having a principal balance of $400,000) who have agreed to convert their subordinated convertible promissory notes into additional Units, and (iii) the accredited investors who subscribe for the Units in Arbios’ private placement that is currently scheduled to close prior to the Closing. The terms of the registration rights are set forth as Exhibit A to the subscription agreements entered into by each of the foregoing purchasers of Arbios’ Units. HAUSA agrees to execute any agreement or other instrument Arbios deems necessary to confirm its agreement to comply with the registration rights granted by Arbios to the purchasers of its Units.

3. Delivery of Shares. On or as soon as practicable after the Effective Date, Arbios will use reasonable efforts to cause all holders of Arbios Common Stock, including the holders of the Preferred Stock who have converted their shares of Preferred Stock into Arbios Common Stock and the holders of shares acquired as part of the Units issued pursuant to Section 2(b) above (collectively, the “Arbios Stockholders”) to surrender to HAUSA’s transfer agent for cancellation certificates representing their shares of Arbios Common Stock, against delivery of certificates representing the shares of HAUSA Common Stock for which the Arbios shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented Arbios Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of HAUSA Common Stock into which the shares of Arbios Common Stock represented by such Arbios certificate shall have been so converted.

4. Representations of Arbios. Arbios hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a) As of the date hereof, the total number of shares of Arbios Common Stock issued and outstanding is 6,848,780, and the total number of shares of Preferred Stock currently outstanding is 681,818 shares (which shares of Preferred Stock will be converted into 681,818 shares of Arbios Common Stock prior to the Closing). Other than the shares of Arbios Common Stock that may be issued immediately prior to the Closing in accordance with Section 2(b) above, the foregoing shares represent all of the shares of Arbios’ capital stock that will be issued and outstanding as of the Effective Date.

(b) The Arbios Common Stock constitutes duly authorized, validly issued shares of capital stock of Arbios. All shares of Arbios Common Stock are fully paid and nonassessable.

(c) The Arbios audited financial statements as of and for the year ended December 31, 2002 and the unaudited financial statements for the interim period ending September 30, 2003, which have been delivered to HAUSA (hereinafter referred to as the “Arbios Financial Statements”), fairly present the financial condition of Arbios as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Arbios Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since September 30, 2003; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Arbios as reflected in the Arbios Financial Statements. Arbios has or will have at the Closing, good title to all assets shown on the Arbios Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Arbios Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).

(d) Except as set forth in Schedule 4(d), since September 30, 2003, there have not been any material adverse changes in the financial position of Arbios except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of Arbios.

(e) Arbios is not a party to any material pending litigation or, to the knowledge, after due investigation, of its executive officers (herein, “Knowledge”), any governmental investigation or proceeding, not reflected in the Arbios Financial Statements, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Arbios.

(f) Arbios is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Arbios.

(g) Arbios has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h) Arbios has not materially breached any material agreement to which it is a party. Arbios has previously given HAUSA copies of or access to all material contracts, commitments and/or agreements to which Arbios is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) Arbios has no subsidiary corporations.

(j) Arbios has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of HAUSA prior to the Effective Date, during reasonable business hours and on reasonable notice.

(k) Arbios has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of Arbios and by the stockholders of Arbios. The execution of this Agreement does not materially violate or breach any material agreement or contract to which Arbios is a party, and Arbios, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which Arbios is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Arbios.

(l) Information regarding Arbios which has been delivered by Arbios to HAUSA for use in connection with the Merger, is true and accurate in all material respects.

5. Representations of HAUSA, HAUSA Sub and the Founders. HAUSA, HAUSA Sub and the Founders hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

(a) As of the Effective Date, the shares of HAUSA Common Stock to be issued and delivered to the Arbios Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of HAUSA capital stock, free of all liens and encumbrances.

(b) HAUSA has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of HAUSA and HAUSA Sub and by HAUSA as the sole stockholder of HAUSA Sub, and (ii) do not have to be approved or authorized by the stockholders of HAUSA. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which HAUSA or HAUSA Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to HAUSA, HAUSA Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of either HAUSA or HAUSA Sub.

(c) HAUSA has delivered to Arbios a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2001 and 2002, and the unaudited financial statements for the interim period ending September 30, 2003 (the “HAUSA Financial Statements”). The HAUSA Financial Statements are complete, accurate and fairly present the financial condition of HAUSA as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The HAUSA Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of HAUSA as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. HAUSA Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Nevada. HAUSA has no subsidiaries or affiliates except for HAUSA Sub, and HAUSA Sub has no subsidiaries or affiliates.

(d) Since September 30, 2003, there have not been any material adverse changes in the financial condition of HAUSA. At the Closing, neither HAUSA nor HAUSA Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than those reflected in the September 30, 2003 financial statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected on the September 30, 2003 financial statements, collectively shall in no event exceed $25,000 in the aggregate).

(e) Neither HAUSA nor HAUSA Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the HAUSA Financial Statements, and to the Knowledge of the Founders, HAUSA and HAUSA Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting HAUSA Sub, HAUSA, or the management or properties of HAUSA or HAUSA Sub.

(f) HAUSA and HAUSA Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the states of Nevada.

(g) HAUSA and HAUSA Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the HAUSA Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither HAUSA nor HAUSA Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, HAUSA’s authorized capital stock consists of 25,000,000 shares of HAUSA Common Stock, $.001 par value, of which 610,000 shares are presently issued and outstanding. At the Closing, HAUSA shall have outstanding 1,220,000 shares of HAUSA Common Stock and no other shares of its capital stock. HAUSA Sub’s capitalization consists solely of 30,000,000 authorized shares of $0.001 par value common stock (“HAUSA Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by HAUSA, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of HAUSA and HAUSA Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either HAUSA or HAUSA Sub.

(i) HAUSA and HAUSA Sub have (and at the Closing they will have) disclosed in writing to Arbios all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either HAUSA or HAUSA Sub.

(j) The financial records, minute books, and other documents and records of HAUSA and HAUSA Sub have been made available to Arbios prior to the Closing. The records and documents of HAUSA and HAUSA Sub that have been delivered to Arbios constitute all of the records and documents of HAUSA and HAUSA Sub that the Founders are aware of or that are in their possession or in the possession of HAUSA or HAUSA Sub.

(k) Neither HAUSA nor HAUSA Sub has breached, nor is there any pending, or to the Knowledge of the Founders, any existing or threatened claim that HAUSA or HAUSA Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it is, or its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which HAUSA or HAUSA Sub is subject. Each of HAUSA and HAUSA Sub hereby represent and warrant that it is not a party to any material contract or commitment other than appointment documents with HAUSA’s transfer agent, and that it has disclosed to Arbios in writing all previous or existing relationships or dealings with related or controlling parties or affiliates. There are no currently existing agreements with any affiliates, related or controlling persons or entities.

(l) HAUSA has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuance, including (i) the sale of the 500,000 shares to the Founders in 1999, (ii) the stock offering in 1999 of 85,000 shares of HAUSA Common Stock under Rule 504 promulgated under Regulation D of the Securities Act, and (iii) the private placement of 25,000 shares of HAUSA Common Stock in May 2002. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of HAUSA’s equity and other securities were offered and sold in compliance with federal and state securities laws.

(m) HAUSA was organized for the purposes of, and with a specific plan for becoming an e-commerce based company engaged in the business of acquiring and marketing historical documents, such as letters, photographs and signatures of political and military figures, inventors, Nobel Prize winners, significant physicians entertainers, musicians, composers, authors, artists, and well-known athletes. To date, HAUSA has conducted its business exclusively through its website: http://www.historical-autographs.com. HAUSA was not formed for the purposes of engaging in a merger or acquisition with an unidentified company and is not, nor has it ever been, a “blank-check company.”

(n) All information regarding HAUSA which has been provided to Arbios by HAUSA or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of HAUSA or to the public or filed with the NASD or the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o) HAUSA is and has been in compliance with, and HAUSA has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. HAUSA has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. HAUSA has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports HAUSA has previously filed with the SEC.

(p) Without limiting the foregoing, (i) HAUSA and any other person or entity for whose conduct HAUSA is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither HAUSA nor any other person for whose conduct HAUSA is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of HAUSA’s properties or in connection with HAUSA’s operations.

(q) HAUSA has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “HAUSA SEC Documents”). As of their respective dates, the HAUSA SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the HAUSA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of HAUSA included in the HAUSA SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of HAUSA as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the HAUSA Financial Statements, there is no basis for any assertion against HAUSA of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from HAUSA to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of HAUSA, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of HAUSA, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s) No aspect of HAUSA’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair HAUSA from carrying on the business of HAUSA as it is presently being conducted by HAUSA.

(t) HAUSA currently has no employees, consultants or independent contractors other than Cindy Swank and Scott Wetzel. Cindy Swank and Scott Wetzel are the sole directors and sole executive officers of HAUSA, and Cindy Swank and Scott Wetzel are the sole directors and sole executive officers of HAUSA Sub.

(u) HAUSA has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $5,000.

(v) Other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either HAUSA or HAUSA Sub.

(w) There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days notice, or any purchase commitments, in each case of either HAUSA or HAUSA Sub.

(x) No representation or warranty by HAUSA or HAUSA Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to HAUSA that may reasonably be expected to have a material adverse effect on HAUSA or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by HAUSA in connection herewith have been and will be complete originals, or exact copies thereof.

(y) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by HAUSA under the Securities Act, the Securities Exchange Act of 1934, with the NASD, and with the Secretaries of State of both Delaware and Nevada, the execution and delivery by HAUSA of this Agreement and the closing documents and the consummation by HAUSA of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to HAUSA, or its business or assets. HAUSA is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of HAUSA (or to the Knowledge of HAUSA, the continued operation of the business of Arbios) after the Closing.

6. Closing. The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is shall occur on or before October 30, 2003. The “Effective Date” of the Merger shall be that date and time specified in the Certificate of Merger and/or Articles of Merger as the date on which the Merger shall become effective.

7. Actions Prior to Closing.

(a) Prior to the Closing, Arbios on the one hand, and HAUSA and HAUSA Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, Arbios shall convert or exchange all shares of its Preferred Stock currently outstanding into 681,818 shares of Arbios Common Stock.

(c) Prior to the Closing, the holders of $400,000 principal amount of Arbios’ subordinated convertible promissory notes shall convert such promissory notes into 400,000 Units.

(d) Prior to the Closing, Arbios, HAUSA, HAUSA Sub, and the Founders agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that HAUSA is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, HAUSA shall provide Arbios with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Arbios may request.

(e) Prior to the Closing, HAUSA will either effect a 2-for-1 stock split, in which each outstanding share of HAUSA Common Stock will be split and converted into two (2) shares, or will effect a 100% stock dividend, the effect of which, in each case, shall be to increase the issued and outstanding number of shares of HAUSA Common Stock from 610,000 shares to 1,220,000 shares.

(f) Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of HAUSA’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on HAUSA’s Common Stock after the date hereof, in each case through and including the Effective Date. HAUSA and HAUSA Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(g) Prior to the Closing, if requested by Arbios, HAUSA shall adopt a new stock option plan or amend its existing stock option plan in the manner requested by Arbios.

8. Conditions Precedent to the Obligations of Arbios. All obligations of Arbios under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of HAUSA, HAUSA Sub and the Founders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b) HAUSA and HAUSA Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors of HAUSA and HAUSA Sub, and HAUSA as sole stockholder of HAUSA Sub, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, HAUSA and HAUSA Sub shall have delivered certified copies of resolutions of the sole stockholder and director of HAUSA Sub and of the directors of HAUSA approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable HAUSA and HAUSA Sub to comply with the terms of this Agreement, including the election of Arbios’s nominees to the Board of Directors of HAUSA and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and HAUSA shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, all of the directors and officers of HAUSA shall have resigned in writing from their positions as directors and officers of HAUSA effective upon the election and appointment of the Arbios nominees, and the directors of HAUSA shall take such action as may be necessary or desirable regarding such election and appointment of Arbios nominees.

(g) At the Closing, all instruments and documents delivered by HAUSA or HAUSA Sub, including to Arbios Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Arbios.

(h) The capitalization of HAUSA and HAUSA Sub shall be the same as described in Section 5(h), except that the number of outstanding shares of HAUSA Common Stock shall have been increased by the stock split to 1,220,000 shares.

(i) The shares of restricted HAUSA capital stock to be issued to Arbios Stockholders at Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j) Arbios shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to Arbios and all of the Arbios Stockholders.

(k) Arbios shall have received all necessary and required approvals and consents from required parties and from its stockholders.

(l) At the Closing, HAUSA and HAUSA Sub shall have delivered to Arbios an opinion of HAUSA’s legal counsel dated as of the Closing to the effect that:

(1) Each of HAUSA and HAUSA Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by HAUSA and HAUSA Sub and is a valid and binding obligation of HAUSA and HAUSA Sub enforceable in accordance with its terms;

(3) HAUSA and HAUSA Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

(4) The documents executed and delivered to Arbios and Arbios Stockholders hereunder are valid and binding in accordance with their terms and vest in Arbios Stockholders all right, title and interest in and to the shares of HAUSA’s Common Stock to be issued pursuant to Section 2 hereof, and the shares of HAUSA capital stock when issued will be duly and validly issued, fully paid and nonassessable;

(5) HAUSA and HAUSA Sub each has the corporate power to execute, deliver and perform under this Agreement; and

(6) Legal counsel for HAUSA and HAUSA Sub is not aware of any liabilities, claims or lawsuits involving HAUSA or HAUSA Sub.

(m) The Founders shall have signed and delivered to Arbios at the Closing an escrow agreement (the “Escrow Agreement”) in a form set forth in Exhibit B, pursuant to which each Founder shall deposit 50,000 shares of his/her HAUSA Common Stock with Corporate Legal., PC, as escrow agent, as security for some or all indemnification claims made by Arbios pursuant to this Agreement.

9. Conditions Precedent to the Obligations of HAUSA and HAUSA Sub. All obligations of HAUSA and HAUSA Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a) The representations and warranties by Arbios contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b) Arbios shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) Arbios shall cause each holder of more than 5% of the Arbios Common Stock outstanding at the Effective Date to deliver to HAUSA, at or as soon as practicable after Closing, a letter commonly known as an “Investment Letter,” in substantially the form attached hereto as Exhibit “C”, which letter acknowledges that the shares of HAUSA Common Stock issued in the Merger are being acquired by said stockholders for investment purposes.

(d) Arbios shall have converted all of its shares of Preferred Stock into shares of Arbios Common Stock.

(e) Arbios shall deliver an opinion of its legal counsel to the effect that:

(1) Arbios is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Arbios;

(3) The Board of Directors and stockholders of Arbios have taken all corporate action necessary for performance under this Agreement;

(4) Arbios has the corporate power to execute, deliver and perform under this Agreement; and

(5) Legal counsel for Arbios is not aware of any liabilities, claims or lawsuits involving Arbios.

10. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that the representations and warranties contained in Section 5(g) of this Agreement shall survive indefinitely. The representations and warranties which terminate on the third anniversary of the Effective Date, and the liability of any party with respect thereto pursuant to this Section 10, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the third anniversary of the Effective Date, as the case may be.

(a) The parties shall indemnify each other as set forth below:

(1) Subject to the provisions of this Section 10, each of the Founders, HAUSA and HAUSA Sub (individually and collectively, the “HAUSA Group”) shall jointly and severally indemnify and hold harmless Arbios and Arbios’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Founders shall also indemnify HAUSA) (collectively, the “Arbios Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the HAUSA Group contained in Sections 5 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the HAUSA Group or any officer or any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by the HAUSA Group, of or failure by the HAUSA Group to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no member of the HAUSA Group shall be responsible for any Losses with respect to the matters referred to in clauses (i) or (ii) of this Section 10(a), until the cumulative aggregate amount of all such Losses exceeds $10,000, in which event the HAUSA Group shall then be liable for all such cumulative aggregate Losses, including the first $10,000. Each member of the HAUSA Group specifically acknowledges and agrees that any Arbios Indemnified Party may proceed against any member of the HAUSA Group under this Section 10 without contemporaneously, or at any time, proceeding against any other member of the HAUSA Group. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(2) Subject to the provisions of this Section 10, Arbios shall indemnify and hold harmless each member of the HAUSA Group (collectively, the “HAUSA Group Indemnified Parties”) from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of Arbios contained in Sections 4 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by Arbios or an officer of Arbios at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by Arbios of or failure by Arbios to perform any of its covenants or agreements contained in this Agreement; provided, however, that Arbios shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $10,000, in which event Arbios shall then be liable for all such cumulative aggregate Losses, including the first $10,000.

(3) In order for an Arbios Indemnified Party or HAUSA Group Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the HAUSA Group or any member thereof (in the case of any indemnification claim under Section 10(a)(1)) or Arbios (in the case of any indemnification claim under Section 10(a)(2)). The failure by any Indemnified Party so to notify the HAUSA Group (or any member thereof) or Arbios, as the case may be, shall not relieve any relevant indemnifying party (each relevant member of the HAUSA Group, or Arbios, as the case may be, being referred to herein as an “Indemnifying Party”) from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the

Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (i) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (A) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (B) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

11. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) Arbios will deliver, or will cause to be delivered, to HAUSA the following:

(1) a certificate executed by the President of Arbios to the effect that all representations and warranties made by Arbios under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to HAUSA or HAUSA Sub on said date;

(2) a certificate from the state of Arbios’s incorporation dated within five business days of the Closing to the effect that Arbios is in good standing under the laws of said state;

(3) Investment Letters in the form attached hereto as Exhibit “C” executed by each Arbios Common Stockholder;

(4) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(5) executed copy of the Certificate of Merger for filing in Delaware;

(6) executed copy of the Articles of Merger for filing in Nevada;

(7) certified copies of resolutions adopted by the stockholders and directors of Arbios authorizing the Merger;

(8) all other items, the delivery of which is a condition precedent to the obligations of HAUSA and HAUSA Sub, as set forth herein; and

(9) the legal opinion required by Section 9(e) hereof.

(b) HAUSA and HAUSA Sub will deliver or cause to be delivered to Arbios:

(1) stock certificates representing those securities of HAUSA to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President of HAUSA and HAUSA Sub, respectively, to the effect that all representations and warranties of HAUSA and HAUSA Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Arbios on said date;

(3) certified copies of resolutions adopted by HAUSA’s and HAUSA Sub’s Board of Directors and HAUSA Sub’s stockholder authorizing the Merger and all related matters;

(4) certificates from the jurisdiction of incorporation of HAUSA and HAUSA Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5) executed copy of the Articles of Merger for filing in Nevada;

(6) opinion of HAUSA’s counsel as described in Section 8(l) above;

(7) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(8) written resignation of all of the officers and directors of HAUSA and HAUSA Sub;

(9) Escrow Agreement, signed by the Founders and HAUSA; and

(10) all other items, the delivery of which is a condition precedent to the obligations of Arbios, as set forth in Section 8 hereof.

13. Finder’s Fees. The Founders, HAUSA and HAUSA Sub, jointly and severally, represent and warrant to Arbios, and Arbios represents and warrants to each of the Founders, HAUSA and HAUSA Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14. Post-Closing Covenants.

(a) Financial Statements. After the Closing, HAUSA shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, HAUSA shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by HAUSA under the Securities Exchange Act of 1934.

(b) Standard and Poors. If required, HAUSA shall use its commercially reasonable efforts to apply for listing with Standard and Poors Information Service.

(c) Pink Sheets; OTC Bulletin Board. For a period of 12 months following the Closing, HAUSA shall use its commercially reasonable efforts to cause its Common Stock to be listed for trading on either the Pink Sheets trading system, the OTC Bulletin Board, The Nasdaq Stock Market, or any exchange. Notwithstanding the foregoing, HAUSA shall not be deemed to be in breach of the foregoing covenant if it is removed from any trading system due to its failure to meet any balance sheet or other financial requirement established by the trading system.

(d) Confidentiality. The Founders hereby agrees that, after the Closing, they shall not publicly disclose any confidential information of either HAUSA, HAUSA Sub or Arbios, and that they shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of HAUSA or Arbios, without the prior written consent of Arbios.

15. Miscellaneous.

(a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. This Agreement and all obligations hereunder (other than those under Section 15(l)) may be terminated (i) after October 31, 2003 at the discretion of either party if the Closing has not occurred by October 31, 2003 (unless the Closing date is extended with the consent of both Arbios and HAUSA) for any reason other than the default hereunder by the terminating party, or (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger and Articles of Merger, both of which are attached hereto as Exhibit “A,” is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The indemnification provisions of Section 10 shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party.

(m) Inapplicability of Indemnification Provisions. The provisions contained in HAUSA’s Articles of Incorporation and/or bylaws for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by the Founders or the other officers of HAUSA.

(n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

(o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

HAUSA ACQUISITION, INC. By: Cindy K. Swank, President	HISTORICAL AUTOGRAPHS U.S.A., INC. By: Cindy K. Swank, President
THE FOUNDERS By: Raymond J. Kuh By: Cindy K. Swank	ARBIOS TECHNOLOGIES, INC. By: Jacek Rozga, President